Exhibit 99.1

Orthofix, International N.V.
News Release CONTACT: Mark Quick Investor Relations Tel 214 937 2924 markquick@orthofix.com	3451 Plano Parkway Lewisville, TX 75056 USA Tel 214 937 2000 Orthofix.com

Mark A. Heggestad Joins Orthofix as New Chief Financial Officer

LEWISVILLE, TX. – May 5, 2014 – Orthofix International N.V., (NASDAQ:OFIX) today announced the appointment of Mark A. Heggestad as Chief Financial Officer (CFO), effective on or about Friday, May 9, 2014. Mr. Heggestad will succeed David Ziegler, who has been serving as Interim CFO. Mr. Ziegler will assist Mr. Heggestad in his transition and continue to provide consulting services to the company.

“We are excited to welcome Mark to the Orthofix team,” said Orthofix President and Chief Executive Officer Brad Mason. “There is a lot to do in the next few years to become best in class in our finance and business processes. I believe Mark will be a great partner to the executive team and me in leading these efforts and that he will keep the company focused on the key initiatives that will drive shareholder value.”

Mark A. Heggestad

Mr. Heggestad has more than 20 years of experience in financial leadership roles in the medical device industry. He previously served as Executive Vice President and CFO at American Medical Systems Holdings, Inc. where his supervisory responsibilities included Finance & Accounting, Investor Relations, Internal Auditing, IT, Business Development and Strategic Planning among others. Prior to this he held a variety of executive and management roles at Medtronic, Inc., including Vice President of Finance and IT for the Cardiac Surgery Business, Vice President of Corporate Audit & Compliance Assurance and Vice President of Corporate Finance, Assistant Controller. Before joining Medtronic, Mr. Heggestad worked as an audit manager for KPMG.

About Orthofix

Orthofix International N.V. is a diversified, global medical device company focused on improving patients’ lives by providing superior reconstructive and regenerative orthopedic and spine solutions to physicians worldwide. Headquartered in Lewisville, TX, the company has four strategic business units that include BioStim, Biologics, Extremity Fixation and Spine Fixation. Orthofix products are widely distributed via the company’s sales representatives, distributors and its subsidiaries. In addition, Orthofix is collaborating on research and development activities with leading clinical organizations such as the Musculoskeletal Transplant Foundation, the Orthopedic Research and Education Foundation and the Texas Scottish Rite Hospital for Children. For more information, please visit www.orthofix.com.

Inducement Grant

As an inducement to Mr. Heggestad entering into employment with the Company, he has been granted stock options to purchase 32,000 shares of the Company’s common stock (Common Stock), as well as 33,000 restricted shares of Common Stock. The exercise price of the stock options will be the closing price of the Common Stock on the NASDAQ Stock Market on May 5, 2014, the date he will become an employee. The stock options and restricted shares of common stock will each vest in one-fourth annual increments beginning on the first anniversary of his first date of employment. The grants, which were approved by the Company’s compensation committee, were made pursuant to NASDAQ Marketplace Rule 5635(c)(4) on standalone grant agreements containing terms materially consistent with the Company’s grant agreements under its 2012 Long-Term Incentive Plan.